                                                                      EXHIBIT 11


                           THE TIMES MIRROR COMPANY

                      COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                       FIRST QUARTER ENDED MARCH 31,
                                                                                       -----------------------------
                                                                                             1997          1996
                                                                                       ------------     ------------
PRIMARY
Average shares outstanding...........................................................    93,930,692      105,225,121
Dilutive stock options based on the treasury stock method using
 average market price................................................................     2,317,213            *
                                                                                       ------------     ------------
  Total..............................................................................    96,247,905      105,225,121
                                                                                       ============     ============
Net income...........................................................................  $     45,233     $     26,037
                                                                                       ============     ============
Preferred dividend requirements......................................................  $     10,911     $     10,911
                                                                                       ============     ============
Earnings available to common shareholders............................................  $     34,322     $     15,126
                                                                                       ============     ============
Primary earnings per share...........................................................  $        .36     $        .14
                                                                                       ============     ============

FULLY DILUTED
Average shares outstanding...........................................................    93,930,692      105,225,121
Common shares assumed issued upon conversion of Series B preferred stock.............     4,446,352        7,789,276
Dilutive stock options based on the treasury stock method using market
 price at the close of the period, if higher than average market price...............     2,570,031            *
                                                                                       ------------     ------------
  Total..............................................................................   100,947,075      113,014,397
                                                                                       ============     ============
Net income...........................................................................  $     45,233     $     26,037
                                                                                       ============     ============
Preferred dividend requirements......................................................  $      8,236     $      8,236
                                                                                       ============     ============
Earnings available to common shareholders............................................  $     36,997     $     17,801
                                                                                       ============     ============
Fully diluted earnings per share.....................................................  $     **         $     **
                                                                                       ============     ============

________________
* Less than 3% dilution
**Antidilutive